Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Carl Wertz
Operator:
Good afternoon and welcome to Diodes Incorporated’s second quarter 2010 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Thursday, August 5, 2010. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ second quarter 2010 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Vice President of Finance and Investor Relations, Carl Wertz.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 5, 2010. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release is a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income (loss) attributable to common stockholders” as “GAAP net income.”
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
Diodes once again achieved record results in revenue, gross profit and gross margin with strong growth in all regions, including continued growth in North America and Asia. We also experienced sustained improvement in Europe, where we reported the second consecutive quarter of record revenue for the region despite continued weakness in the exchange rate. Our focus on design wins, new product development and the cross-selling from our Zetex acquisition continues to produce material results for our business. Additionally, our achievement of record gross profit and record gross margin is a direct result of the operational efficiencies at our manufacturing facilities combined with continued success on our new product initiatives. During the quarter we realized better than expected utilization at the wafer fabs and generated record output at our packaging facilities.
Also during the quarter, we announced our entry into the standard logic market, which is a natural fit for Diodes’ strategic focus on high-volume standard products. Furthermore, there are strong packaging synergies with our existing analog and discrete product lines that enable us to leverage our world class, cost-effective assembly facility. These logic products are suitable for use in a variety of communication, computing, consumer and networking equipment and expand our SAM by over 15 percent. The expansion into this market provides new revenue opportunities for Diodes, and we expect that it will be an additional strong growth driver in the coming years.
As we look to the third quarter, we expect to report our sixth consecutive quarter of sequential revenue growth and to produce record results once again for the Company. As I have stated in the past, Diodes has emerged from the downturn a stronger company with expanded growth opportunities, and I believe our achievement of consecutive record results is proof of our success.
With that, I will turn the call over to Rick to discuss our second quarter financial results and third quarter guidance in more detail.
Rick White, CFO
Thanks, Dr. Lu, and good afternoon everyone.
As Dr. Lu mentioned, Revenue for the second quarter was a record $149 million, an increase of 44 percent over the $104 million in the second quarter of 2009 and a sequential increase of 9 percent over the $137 million in the first quarter of 2010.
Gross profit for the second quarter of 2010 was a record $53.5 million, or 35.8 percent of revenue, compared to $27.4 million, or 26.3 percent of revenue, in the second quarter of 2009 and $47.8 million, or 34.9 percent of revenue, in the first quarter of 2010. The sequential increase in gross margin was primarily attributable to better than expected utilization at the wafer fabs, record output at the Company’s packaging facilities and a favorable mix of higher margin, new products. In addition to our wafer fabs being fully loaded, our operational performance is at very high levels. During the quarter, our packaging capacity output from our China facilities increased 9 percent sequentially to 5.6 billion units. We expect output capacity to increase between 6 to 10 percent in the third quarter.
Total operating expenses were $29.5 million, or 19.8 percent of revenue, down from 21.1 percent of revenue last quarter.

Looking specifically at Selling, General and Administrative expenses for the second quarter, SG&A was approximately $21.4 million, flat to last quarter, but an improvement to 14.4 percent of revenue compared to 15.7 percent last quarter.
Investment in Research and Development for the second quarter was $6.8 million, or 4.6 percent of revenue, which was effectively in line on a percent of revenue basis with the $6.4 million, or 4.7 percent of revenue, in the first quarter.
Total other expense amounted to $3.4 million for the second quarter.
Looking at interest income and expense, we had approximately $1.0 million of interest income, primarily related to our portfolio of Auction Rate Securities, and interest expense of $1.4 million primarily related to our Convertible Senior Notes and our “no net cost” loan.
Under the previously disclosed settlement with UBS regarding our Auction Rate Securities, effective June 30th we put back all of the Auction Rate Securities to UBS at par and paid off the associated “no net cost” loan. For the remainder of 2010, we expect interest income and interest expense to be less than the first half of 2010 since we are no longer earning interest from the Auction Rate Securities and are no longer being charged interest on our “no net cost” loan.
During the second quarter of 2010, we recorded approximately $1.9 million of non-cash, amortization of debt discount related to the U.S. GAAP requirement to separately account for a liability and equity component of our Convertible Senior Notes. Also included in Total Other Expense was $1.3 million of foreign exchange losses, primarily related to our European operations.
Before reviewing the other financial highlights, let me first address several questions that have been raised about the impact of changes in rates of exchange on the Company’s financial results. As many international companies typically experience, movements in foreign exchange rates can be adverse or beneficial to Diodes’ results depending upon the movement of the currencies relative to our functional currency, the U.S. dollar.
When we prepare our guidance we make assumptions on the future rates of exchange. Our Income and Expense accounts denominated in foreign currencies are translated at the average actual exchange rate for the monthly period. Changes in these actual rates relative to our assumptions have the potential to impact our operating income as compared to our guidance. The magnitude of the impact is dependent upon the change in the rates, as well as the functional currency in which we maintain our subsidiary accounting records and the mix of U.S dollar-based income and expense versus the non-U.S. dollar based income and expenses.
In Europe, our functional currencies are the British Pound Sterling in the U.K. and the Euro in Germany. We have a mix of dollar, pound and Euro based income and expenses. The current mix is such that we have a natural hedge against our operating income. In effect, changes in the pound and Euro generally have a relatively immaterial impact on Diodes’ operating income.
In China, our situation is different from Europe since our functional currency is the U.S. dollar. Our revenue in China is primarily U.S. dollar based while our expenses are a mix of U.S. dollar based and non-U.S. dollar based, so changes in rates of exchange have the potential to impact our operating income. Should the Yuan strengthen versus the dollar the effect on Diodes gross margin will be minimal. All things equal, for each 1% that the Yuan strengthens, Diodes gross margin would be reduced by approximately 10 basis points. We continue to focus on cost reduction efforts in our operations to minimize the impact on operating profit from changes in rates of exchange.
In addition to this impact on operating income, we are also subject to transaction effects, which are included in the Other income and expense line items on the income statement, and translation effects which are reported on our balance sheet in other comprehensive income or loss. More information on these effects will be included in our Quarterly Report on Form 10-Q filing for the period ended June 30, 2010
Now turning back to our financial overview for the second quarter, Income Before Income Taxes and Noncontrolling Interest amounted to $20.6 million, compared to $2.8 million in the second quarter of 2009 and $19.0 million in the first quarter 2010.
Turning to income taxes, our effective income tax rate in the second quarter was approximately 14.7 percent, which was slightly below our guidance. Improved profitability in Europe has allowed us to take advantage of some Zetex tax credits from prior years. Under U.S. accounting rules, a portion of this tax benefit must be accelerated into the current quarter as a discrete item rather than being part of the overall effective tax rate for the year.
Second quarter GAAP net income was $16.6 million, or $0.37 per diluted share, compared to net loss of negative $3.0 million, or a loss of negative $0.07 per share, in the second quarter of 2009 and net income of $15.0 million, or $0.33 per share, in the first quarter of 2010. The share count used to compute GAAP diluted earnings per share for the second quarter was 45.5 million shares.
Non-GAAP adjusted net income was $18.7 million, or $0.41 per share, which excluded, net of tax, $1.1 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes and $800,000 of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in second quarter GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share.
Cash flow from operations for the second quarter was $23.1 million and $46.9 million for the first six months of 2010. Second quarter net cash flow and free cash flow were a negative $2.1 million and negative $1.5 million, respectively, primarily due to the CapEx associated with the continued capacity increase at our packaging facilities in China. Year-to-date our CapEx is 16.6 percent of revenue, which is above our model level of 12 percent.
Turning to the balance sheet, at the end of the second quarter, we had $246 million in cash. As I stated earlier, our Auction Rate Securities have been converted to cash at 100% par and the proceeds used to completely pay down our “no net cost” loan. Our working capital at quarter-end was approximately $373 million and long-term debt, including the Convertible Senior Notes, which are redeemable in October 2011, was approximately $128 million.
At the end of the second quarter, inventory was approximately $102 million. Inventory days were 92, compared to 93 days in the first quarter.
Accounts receivable was approximately $117 million and A/R days were 67.
As mentioned previously, Capital expenditures were $22.6 million during the second quarter, or 15.1 percent of revenue, compared to 18 percent of revenue in the first quarter. For the first six months of 2010, CapEx totaled $47.3 million, or 16.6 percent of revenue

Depreciation and amortization expense for the second quarter was $12.6 million.
Turning to our Outlook...
As Dr. Lu discussed, we expect to post our sixth consecutive quarter of sequential revenue growth in the third quarter with revenue expected to range between $158 million and $164 million, or an increase of 6 to 10 percent sequentially. Gross profit is expected to increase at a rate comparable to our revenue growth, which would also represent another record quarter. Operating expenses are anticipated to decrease slightly from second quarter levels on a percent of revenue basis. We expect our income tax rate for the third quarter to range between 15 and 20 percent as we expect profitability in higher tax jurisdictions to continue to improve. For the third quarter, we expect shares used to calculate GAAP EPS to be approximately 46.0 million.
With that said, I will now turn the call over to Mark King
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
As Dr. Lu mentioned, our record second quarter revenue was a result of strong demand across all geographic regions as both our Diodes and Zetex-branded products continue to reach record levels. Global POS was up 17 percent with solid growth in all regions, and inventory at distributors remained relatively flat. During the quarter, we launched 111 new products across our analog and discrete product families, including a major expansion of our USB switch line, which continues to gain market share in the TV and notebook space. We also achieved strong momentum for our high performance bi-polar transistors as well as our SBR® products in Asia. Design activity was also at record levels with about 350 design wins across all market segments.
In terms of specific end market breakout, consumer represented 33 percent of revenue, computing 27 percent, industrial 20 percent, communications 17 percent, and automotive 3 percent.
Asia represented 74 percent of total revenue. Sales increased 10 percent sequentially led by strength in consumer portables, smartphones, DC fans and notebook power supply. We continued to ramp new design wins for LCD/LED TV, panels and notebooks, which collectively helped contribute to the growth in the quarter. Distributor POS grew 13 percent and distributor POP grew 4 percent. Distributor inventory for the period was down 2 percent and remained under 2 months. We expect this level of inventory to decrease further in the coming months due to strong demand and tight supply.
Design activity in Asia once again remained strong with 114 wins at 76 customers, highlighted by 14 USB switches, 11 RESET ICs, 27 power MOSFETs, 19 SBR®, 11 Hall sensors and 11 LED drivers.
In North America, second quarter sales represented 15 percent of total revenue and product sales increased 13 percent over the first quarter. OEM sales were driven by continued improvements in our industrial and communications customer base. Distributor POS grew 22 percent, outpacing POP which grew 8 percent. Distributor inventory remains healthy and positioned to support further POS growth. Our backlog going into Q3 was strong once again, positioning us for further growth in North America as the outlook for both OEMs and distributors remains very positive.

Design activity in North America was strong with 111 total design wins, highlighted by 22 MOSFETs, 12 analog, 10 bipolars, 6 SBRs®, and 1 key Hall sensor win.
To support internal growing demand, we continued to reduce foundry wafer sales, which decreased 24 percent quarter-over-quarter.
Sales in Europe accounted for 11 percent of total revenue in the quarter and increased 6 percent over the first quarter, representing the fourth consecutive quarter of revenue growth. In fact, when excluding the impact of exchange rates, growth in the region would have been 13 percent. OEM sales grew 10 percent sequentially across all market segments with sales to industrial accounts up 19 percent and sales to consumer accounts gained 10 percent. Distributor POS was up 4 percent and outpaced distributor POP. Inventory decreased slightly in the quarter. We entered the third quarter with a stronger customer backlog than we had going into the second quarter and expect further growth against the usual seasonal pattern for Europe.
Design activity in Europe was also strong with 121 wins at 63 accounts.
Now turning to new products - During the second quarter on the discrete side, we released 47 new products. New product revenue from bi-polar transistors grew 86 percent over the prior quarter due to the ramping of several high volume design wins secured in the fourth quarter of 2009 for the consumer and communications markets. Our bipolar portfolio was enhanced by the release of our ZXGD3103 synchronous controller using a combination of transistors each specifically developed to enable the high performance in the latest designs of set top boxes and TVs. Also in the quarter, we achieved strong momentum on SBR products with new product revenue growing 25 percent.
On the analog side, we continue to see new product revenue increase and market share gains from our USB power switch family, where revenue grew by 57 percent sequentially. This growth trend is expected to continue for the rest of 2010 and will be accelerated by additional business for our newly released products. Additionally, the RESET devices continued to gain traction driven by market share gains in flat panel TV. New devices in this family are expanding our SAM into major tier-one OEMs, which we expect to yield significantly higher volume in the second half of the year. Also during the second quarter, Diodes’ recently released AP5100, high efficiency DC-DC converter, received its first design wins and production orders with shipments commencing in May. We are currently sampling our first high frequency synchronous DC-DC converter, which we expect to release in the third quarter.
Most notable in the quarter, we released our first family of single-gate logic products and secured our first design wins. As Dr. Lu mentioned earlier, Diodes is able to utilize our own world-class, cost-effective, high-volume assembly facility that’s well suited for manufacturing low pin-count SOT25 and SOT353 packages. We are pleased to be able to leverage this capability to provide users with an alternative source of cost effective, high performance logic devices. The introduction of our first single-gate product families supports both portable battery operated and traditional 5V applications. We are very excited about the future growth opportunities of this product line, especially with the customer and packaging synergies that exist with our analog and discrete lines.
In terms of global design wins, in-process design activity remained strong both in quantity and quality. We continue to be successful designing our new products into target applications with new and existing customers. Strong momentum continues on the discrete side highlighted by key wins for our MOSFETs in notebooks, smartphones and game consoles, which are all key growth applications for this product. Our SBR® efficiency characteristics are driving expanded interest and design success in power supply of all types, solar power, LCD/LED TV as well as broad-based industrial applications. We have also secured recent wins on our bi-polar transistor line that are benefiting from the move to LED backlighting in TV’s. On the Analog side, the most active areas were USB switch with key wins in notebook, LED TV and set-top box as well as LED drivers in very broad-based applications. In Hall sensors, we had key wins in smartphones, DC fans and notebooks.
In summary, our continued execution on new product initiatives and consistent high level of design wins are expected to drive further growth for the Company going forward. Additionally, the introduction of our logic products will be a material contributor to our future results as we leverage our cost effective packaging and customer synergies with our existing product lines. We entered the third quarter with strong backlog and positive momentum and remain focused on driving additional growth opportunities and operational efficiencies to further execute on our profitable growth strategy.
With that, I’ll open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.